EXHIBIT 99.1

RADNOR HOLDINGS CORPORATION

ANNOUNCES COST REDUCTION PROGRAM, INCLUDING PLANT CONSOLIDATIONS

Radnor, PA (PR NEWSWIRE) — May 19, 2006 — Radnor Holdings Corporation (the “Company”) announced today that it has implemented a company-wide cost reduction program. The Company is taking actions to respond to the unprecedented rise in energy, transportation and raw materials costs and to restore profitability. The Company has also announced management changes.

The Company has implemented a reduction in force for salaried and hourly personnel across all of its U.S. business segments by approximately 10% of its current domestic workforce. In addition, the Company will consolidate its Jacksonville, FL manufacturing operations with other plants. Additional company-wide cost containment measures being taken include reductions in production costs, improving manufacturing efficiencies and reducing non-operating costs. When fully implemented, the Company expects annualized pre-tax savings of approximately $16 to $19 million as a result of the cost reduction program before implementation costs. Cash costs related to implementation of the program are estimated to be in the range of $2 to $4 million.

“Our goal is to restore profitability and drive improved performance at each of our business units,” said Michael T. Kennedy, the Company’s President and CEO. “The cost reductions, together with improvements in manufacturing efficiencies and management changes, will enhance our long-term growth without impacting our quality and service level commitments to customers.”

The Company also announced the retirement of Donald D. Walker, Senior Vice President of Operations, effective June 1, 2006. Mr. Walker will continue as a consultant to the Company through year-end to assist with implementation of the cost reduction program and transition matters. Scott Myers, the former Vice President of Product Development and Planning, has been appointed Vice President of Operations and will assume Mr. Walker’s responsibilities for manufacturing and engineering. Mr. Myers has been with the Company since January 2006. Prior to joining the Company, Mr. Myers served in various executive capacities for Superior Tube Company, Inc., most recently as President.

In addition, the Company has engaged Stan Springel to serve as interim Chief Operating Officer. Mr. Springel has significant experience in assisting companies develop and implement business plans and improve operations. Mr. Springel has served in various interim, senior executive capacities and as an advisor to both publicly and privately held companies.

Cautionary Statements

This press release contains forward-looking statements, including statements regarding the consent solicitation. These statements involve risks and uncertainties that could cause actual results and events to differ materially. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Company Information

Radnor Holdings Corporation is a leading manufacturer and distributor of a broad line of disposable foodservice products in the United States and specialty chemical products worldwide. The

Company operates 15 plants in North America and 3 in Europe and distributes its foodservice products from 10 distribution centers throughout the United States. For more information about the Company, visit the Company’s web site at http://www.radnorholdings.com.